Exhibit 10.5

FIBER PURCHASE AGREEMENT

by and among

INTERNATIONAL PAPER COMPANY

and

SYLVAMO NORTH AMERICA, LLC

Dated as of September 1, 2021

TABLE OF CONTENTS

ARTICLE I – Defined Terms	Page 1

ARTICLE II – Duration and Termination	Page 5

ATICLE III – Sale of Products and IP Procurement Services	Page 6

ARTICLE IV – Sylvamo Mill Woodyard Operations	Page 9

ARTICLE V – Title and Risk of Loss	Page 10

ARTICLE VI – Transition at end of Term	Page 10

ARTICLE VII – Quantities	Page 12

ARTICLE VIII – Audit/Verification	Page 12

ARTICLE IX – Terms of Payment	Page 13

ARTICLE X – Transparency and Meetings	Page 14

ARTICLE XI – Supply Security	Page 15

ARTICLE XII – Certification	Page 15

ARTICLE XIII – Indemnification, Limitation of Liability and Force Majeure	Page 16

ARTICLE XIV – Safety	Page 18

ARTICLE XV – General Provisions	Page 19

i

EXHIBITS

Exhibit A – Example Calculations of Delivered Base Price and Monthly Procurement Fee

Exhibit B –– Product Terms

Appendix A to Exhibit B (Specifications)

Ticonderoga Mill Chip Quality Specifications and Guidelines for Delivery of Wood and Chips

Eastover Mill Chip Quality Specifications and Woodyard Specifications and Rules

Appendix B to Exhibit B (Compliance with Boiler MACT Regulations)

Exhibit C – Intentionally Omitted

Exhibit D – Transition Provisions

Exhibit E – Sylvamo Insurance Requirements

Exhibit F – Wood Employees Organizational Chart

ii

FIBER PURCHASE AGREEMENT

THIS FIBER PURCHASE AGREEMENT (this “Agreement”), is entered into by and between International Paper Company, a New York corporation (“IP”) and Sylvamo North America LLC, a Delaware limited liability company (“Sylvamo”) and shall become effective as of September 1, 2021 (the “Effective Date”).

W I T N E S S E T H

WHEREAS, Sylvamo Corporation, a Delaware corporation (“Parent”), IP and Sylvamo intend to enter into a Separation and Distribution Agreement (the “Transaction Agreement”), pursuant to which, among other things, at the Effective Time (as defined in the Transaction Agreement) certain assets and liabilities constituting the Transferred Business (as defined in the Transaction Agreement) will be contributed to Parent and its subsidiaries, which includes Sylvamo;

WHEREAS, in accordance with and subject to the terms and conditions set forth herein, IP desires to sell and provide to Sylvamo, and Sylvamo desires to purchase and accept, Sylvamo’s requirements of the Products and IP Procurement Services; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Affiliate(s)” shall mean a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Area Mills”

(a) shall mean, with respect to the Eastover Mill: the Eastover Mill and any IP owned mill located within a 150 road mile radius of the Eastover Mill; and

(b) shall mean, with respect to the Ticonderoga Mill: the Ticonderoga Mill only.

“Auditor” shall have the meaning set forth in Section 8.1.

“Business Day” shall mean a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Certified Products” shall have the meaning set forth in Section 12.1.

“Client Mills” shall mean the mills that were previously owned and operated by IP where IP is providing Procurement Services during the Term of this Agreement.

“Confidential Information” shall have the meaning set forth in Section 15.1.

“Continuation Services” shall have the meaning set forth in Section 6.1.

“Contracts with Suppliers” shall have the meaning set forth in Section 3.3.

“Cost Management” shall have the meaning set forth in Section 3.7.

“Delivered Base Price” shall mean the total out-of-pocket cost IP pays to third parties for the purchase price of all Products provided to the Transferred Mills and the associated fuel, handling, processing and transportation costs for such Products during a given week, but Delivered Base Price shall not include costs included in the Monthly Procurement Fee. An example of the calculation of the Delivered Base Price is attached as Exhibit A.

“Disclosing Party” shall have the meaning set forth in Section 15.1.

“Dispute” shall have the meaning set forth in Section 15.11.

“Dispute Resolution Request” shall have the meaning set forth in Section 15.11.

“Eastover Mill” shall mean the Converting and Specialty and Papers mill and all associated facilities in Eastover, South Carolina included in the SpinCo Assets under the Transaction Agreement.

“Effective Date” shall have the meaning set forth in the preamble hereof.

“Facilities Lease Agreements” shall mean those certain Lease Agreements by and between Sylvamo and IP dated of even date herewith pursuant to which Sylvamo leases to IP the real property constituting the Supporting Facilities and improvements thereon and personal property and equipment located thereon.

“FSC” shall have the meaning set forth in Section 12.1.

“Governmental Authority” shall mean any foreign, federal, state or local court, administrative agency, official board, bureau, governmental or quasi-governmental entities having competent jurisdiction over IP or Sylvamo and any other tribunal or commission or other governmental department, authority or instrumentality or any subdivision, agency, mediator, arbitrator, commission or authority of competent jurisdiction.

“Inventory” shall mean the inventory of Products maintained at the Transferred Mills and the Supporting Facilities for the benefit of Sylvamo.

“IP” shall have the meaning set forth in the preamble hereof.

“IP Mills” shall mean any pulp and paper mills and associated facilities owned or operated by IP and/or any of its Affiliates.

“IP Procurement Services” shall mean the procurement services for Products to be provided by IP to Sylvamo consistent with the services that were provided to the Transferred Mills under IP ownership.

“Joint Contracts” shall have the meaning set forth in Section 3.3.

“Law” shall mean any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license, treaty or permit of any Governmental Authority.

“Liability” shall mean all debts, liabilities, obligations, Losses, interest and penalties of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising.

“Losses” shall mean any and all damages, judgments, awards, liabilities, losses (including to the extent reasonably foreseeable lost profits, lost revenue and diminution in value), obligations, claims of any kind or nature, fines and costs and expenses (including interest, penalties, reasonable fees and expenses of attorneys, auditors, consultants and other agents and all amounts paid in investigation, defense or settlement of any of the foregoing and the enforcement of any rights hereunder).

“Maximum Inventory” shall have the meaning set forth in Section 11.2.

“Monthly Procurement Fee” shall mean all necessary and reasonable: (i) overhead and administrative costs; and (ii) other such costs not included in the Delivered Base Price necessary to provide the IP Procurement Services (as defined herein), including but not limited to personnel associated costs, “Supporting Facility” operating costs, maintenance costs, income credits, severance tax payments (where applicable), working capital fee, rail car lease costs, and IP region and IP corporate allocations for support services. All IP region and corporation allocation for support services shall be allocated based on the average cost per ton. An example of the calculation and allocation of the Monthly Procurement Fee is attached as Exhibit A.

“MWPSA” shall have the meaning set forth in Section 3.3

“Parent” shall have the meaning set forth in the recital hereof.

“Person” shall mean a natural person, corporation, company, joint venture, individual business trust, trust association, partnership, limited partnership, limited liability company or other entity, including a Governmental Authority.

“Physical Inventories” shall have the meaning set forth in Section 7.4.

“Product” or “Products” shall mean hardwood and softwood, roundwood and chips, and fiber fuel.

“Product Invoice” shall have the meaning set forth in Section 9.1.

“Qualifying Special Cause Event” shall have the meaning set forth in Section 3.8.

“Receiving Party” shall have the meaning set forth in Section 15.1.

“Service Invoice” shall have the meaning set forth in Section 9.2.

“Special Cause Event” shall mean an event that is outside of the normal course of operations or historical norms that requires IP to take actions in order to provide products and/or services to a Transferred Mill and/or its applicable Area Mill(s) and such action adversely impacts one or more of the other applicable Area Mills (including the Transferred Mill) such that the mill(s) that was benefited should be responsible for reimbursing the other applicable Area Mills the incremental out of pocket expenses they incurred. For the avoidance of doubt, Special Cause Event shall not include changes in demand for Products by Sylvamo of IP that have been communicated to the other party with reasonable advance written notice.

“Sylvamo” shall have the meaning set forth in the preamble hereof.

“Sylvamo’s Consent” shall mean where Sylvamo’s consent is required in this Agreement, said consent shall not unreasonably be denied, withheld, conditioned, or delayed.

“Supporting Facilities” shall mean the chip mills with associated storage yards (located in Santuc, South Carolina and Silverstreet, South Carolina, the onsite storage yard (referenced as the Goss woodyard), and offsite office locations (located in Eastover, South Carolina and Ticonderoga, New York), all of which are assets owned or leased by Sylvamo and leased to IP pursuant to the Facilities Lease Agreements.

“Term” shall have the meaning set forth in Section 2.1.

“Termination Assistance Services” shall have the meaning set forth in Section 6.1.

“Ticonderoga Mill” shall mean the Converting and Specialty and Papers mill and all associated facilities in Ticonderoga, New York included in the SpinCo Assets under the Transaction Agreement.

“Third Party Yards” shall have the meaning set forth in Section 7.1.

“Transaction Agreement” shall have the meaning set forth in the recital hereof.

“Transfer Date” shall have the meaning set forth in Section 6.3.

“Transferred Mills” shall mean the Ticonderoga Mill and the Eastover Mill.

“Transferred Product Inventory” shall have the meaning set forth in Section 6.3.

ARTICLE II

DURATION AND TERMINATION

Section 2.1 Duration. Unless earlier terminated in accordance with the provisions of Sections 2.2 through 2.5 below, this Agreement shall commence and take effect on the Effective Date and continue for a period of ten (10) years thereafter (the “Term”). The Term may be extended for additional ten (10) year periods upon mutual written agreement of the parties entered into no later than one (1) year prior to the expiration of the then existing Term.

Section 2.2 Intentionally omitted.

Section 2.3 Termination for Cause. Either party may terminate this Agreement in the event of a material breach of this Agreement by the other party. The non-breaching party shall give written notice of such breach to the breaching party. If the breaching party has not cured the breach in all material respects within thirty (30) days of such written notice, or if such breach is not subject to cure in all material respects, the non-breaching party may, upon written notice to the breaching party, terminate this Agreement upon sixty (60) days’ prior written notice (or such longer period up to one (1) year as the non-breaching party may specify in a written notice). For purposes of this Section 2.3, a material breach of this Agreement shall include: (i) a breach of a material obligation of either party for which a reasonable person in the position of the non-breaching party would wish to terminate this Agreement because such breach would significantly and negatively impact the benefit of the Agreement to the non-breaching party; (ii) any continuing series or pattern of breaches (whether or not similar or related) of this Agreement and which, taken together, are material in relation to this Agreement and which have not been cured; or (iii) failure to timely deliver Products conforming to the requirements of, and otherwise in accordance with, the terms and conditions of this Agreement subject to, among other terms and conditions the terms and conditions relating to a Force Majeure Event.

Section 2.4 Intentionally omitted.

Section 2.5 Termination for Insolvency. By either party if the other party becomes insolvent or is unable to pay its debts or enters into or files (or has filed or commenced involuntarily against it) a petition, arrangement, application, action or other proceeding seeking relief or protection under the bankruptcy laws of the United States or any similar laws of the United States or any state of the United States, or any other country. The parties acknowledge and agree that, in the event of a bankruptcy by either party, cause exists under the terms and circumstances of this Agreement for the court to require debtor under Section 365(d) of the Bankruptcy Code to make a decision to assume or reject this Agreement within one hundred twenty (120) days of the petition date, or such sooner date as may be allowed by Law.

Section 2.6 Effect of Termination. The following shall survive any termination or expiration of this Agreement: (a) Section 5.2 (a)(vi), Article VI (Transition at End of Term), Article XIII (Indemnification, Limitation of Liability, and Force Majeure) and Article XV (General Provisions); (b) Sylvamo’s obligation to pay IP the Monthly Procurement Fee for such IP Procurement Services and the Delivered Base Price for such Products provided and/or delivered through the date of termination or expiration; and (c) any expressed limitations of or releases from liability.

ARTICLE III

SALE OF PRODUCTS AND IP PROCUREMENT SERVICES

Section 3.1 Facilitation of Purchase of Products. On the terms and subject to the conditions set forth in this Agreement and any Exhibits hereto, IP agrees to facilitate in the sale and delivery to Sylvamo of one hundred percent (100%) of Sylvamo’s requirements for Products at the Transferred Mills at the Delivered Base Price. Except for Section 13.4, nothing in the other provisions of this Agreement (including any efforts standard or the fact that IP is providing the IP Procurement Services) shall restrict or limit the requirement that IP facilitate in the sale to Sylvamo one hundred percent (100%) of Sylvamo’s requirements for Products.

Section 3.2 IP Procurement Services. On the terms and subject to the conditions set forth in this Agreement and any Exhibits hereto, IP agrees to provide to Sylvamo, and Sylvamo agrees to purchase from IP, the IP Procurement Services for the Monthly Procurement Fee. These Procurement Services shall include but are not limited to: procurement, delivery, and payment for the Products to meet Transferred Mills’ demand, operation of supporting facilities, managing Product inventory, scaling and weighing system maintenance, video monitoring at scale houses, data prep for external reporting (e.g. F2M, SFI), chip quality testing and reporting, and management activities of the forested areas of the Transferred Mills’ footprint. IP will be responsible for any and all fraud monitoring and associated audits related to wood purchasing, delivery, and scaling. Sylvamo will refer to IP, any fraud related information it acquires, and IP will share information on its investigation activities with Sylvamo. Sylvamo may elect (at Sylvamo’s sole cost and expense) to add its own fraud monitoring system, provided said system is compatible with IP’s system. If Sylvamo directs IP to purchase any additional fraud monitoring equipment, then any and all costs associated with the additional equipment shall be borne by Sylvamo. IP will be responsible for seeking Sylvamo’s consent and utilizing Sylvamo’s processes on any capital projects that are needed to support ongoing operations. The parties acknowledge and agree that the current fiber supply contracts associated with the Transferred Mills as set forth in Disclosure Schedule 3.16, Items 87 – 111 shall continue to be maintained during their current term, as may be amended, as an IP Procurement Service by IP’s Wood Employees on behalf of Sylvamo. Any penalties assessed against any fiber suppliers pursuant to the fiber supply contracts shall be the property of IP.

Section 3.3 Contracts with Suppliers. With respect to any obligations between IP and the suppliers who supply Product or Product-related services with respect to the Transferred Mills (the “Contracts with Suppliers”), IP will obtain Sylvamo’s Consent before entering, amending, terminating, renewing or extending any such obligation to the extent that: (i) the scope of the relevant Contract with Supplier is outside the normal course of business; or (ii) the relevant Contract with Suppliers includes a material obligation relating to the Transferred Mills binding for a period of more than twenty-four (24) months or involves an obligation of more than 300,000 tons; provided, however that Sylvamo’s Consent shall not be necessary for entry by IP with a supplier of IP’s general Master Wood Purchase and Service Agreement (“MWPSA”) with purchase orders to suppliers written against the MWPSA, and so long as such MWPSA has no more than a three (3) year term and does not contain take-or-pay obligations or volume commitments of more than 300,000 tons. Following the execution of this Agreement, IP will maintain a record for Sylvamo of all existing and new Contracts with Suppliers which contemplate delivery of Products or associated services to mills of both parties (“Joint Contracts”) so as to facilitate, in case of expiration or early termination of this Agreement, the bifurcation of such Joint Contracts with Suppliers in a fair and reasonable manner. The parties will agree in advance to any bifurcation provisions for any new Joint Contracts and assignability provisions for all Contracts with Suppliers.

Section 3.4 Execution of the IP Procurement Services. All sourcing and purchasing decisions in respect to the Products to be delivered to the Transferred Mills pursuant to this Agreement shall be made by IP; provided, however, such decisions shall be made: (x) in a manner consistent with historical practices and responsible fiber procurement requirements when IP procured Products while the Transferred Mills were owned or operated by IP; (y) in order to minimize the overall spend at the applicable Area Mills; and (z) to ensure Adequate Supply to the Transferred Mills.

Section 3.5 Wood Employees. Notwithstanding anything to the contrary in the Employee Matters Agreement (as defined in the Transaction Agreement), the parties acknowledge and agree that employees on IP’s wood procurement teams supporting the Eastover Mill (currently 19 employees), and the Ticonderoga Mill (currently 4 employees) (the “Wood Employees”) shall not be considered for the purpose of the Employee Matters Agreement as “Transferred Employees” and, therefore, shall not transfer to Sylvamo simultaneously with the Transferred Employees, but will remain employees of IP through the Term of this Agreement. The current organizational chart for the Wood Employees is attached as Exhibit F. The parties agree that any material change to the structure or number of Wood Employees during the Term of this Agreement shall require Sylvamo’s Consent; provided, however, IP agrees that in the event there is a major change in operations, (e.g. significant change in consumption at either of the Transferred Mills), IP will make appropriate adjustments in staffing to reflect the changes in operations, which shall require Sylvamo’s consent. Furthermore, for a period of one (1) year prior to the end of the Term or an early termination date, IP shall be prohibited from making any changes in the individuals serving in the Wood Employees positions without the prior written Consent of Sylvamo.

Section 3.6 Scaling Services. Sylvamo shall be responsible for determining and coordinating scaling services at the Transferred Mills, which said scaling services may be performed by Sylvamo, IP, a third party contractor, or a combination thereof. IP shall be responsible for scaling services at the Supporting Facilities. IP shall provide reasonable instruction to the Sylvamo or third party scalers on the use of the scaling system and associated applications.

Section 3.7 Cost Management

(a) Historical Cost: IP will provide historical wood cost data for the Eastover Mill and Ticonderoga Mill for the period 2000 through 2020.

(b) Fiber Cost Plan: By November 1st of each year, IP will provide Sylvamo with a detailed cost forecast for the upcoming calendar year based on the annual volume plan as described in Section 7.2 (the “Fiber Cost Plan”). The Fiber Cost Plan will include the monthly as purchased fiber cost forecasts for all species and products managed herein and the estimated Monthly Procurement Fee for the Transferred Mills, as well as the Supporting Facilities and Third Party Yards holding IP-owned Inventory for the Transferred Mills as set forth in Section 7.1.

(c) Monthly Reporting: At the end of each calendar month IP will report the previous month’s actual cost and updated forecast for the remainder of the year.

(d) Performance Monitoring: On a quarterly basis, IP and Sylvamo representatives shall meet to discuss general performance under this Agreement.

(e) If Sylvamo has reason to believe IP Procurement Services were not performed pursuant to the standards set forth herein, including, but not limited to the standards set forth in Article III, Sylvamo may escalate the issue pursuant to the audit and verification process set forth in Section 8.1 and the dispute resolution process set forth in Section 15.11.

Section 3.8 Occurrence of a Qualifying Special Cause Event. Subject to IP’s obligations set forth in Article XI herein, sourcing decisions will be made to minimize the total enterprise spend for Product for each applicable set of Area Mills. If as a result of a Special Cause Event, IP is required to take enterprise-based actions with respect to a Transferred Mill or its applicable Area Mills with respect to the Products or the IP Procurement Services provided under this Agreement which adversely impact either party by more than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in a period of less than three (3) consecutive calendar months (a “Qualifying Special Cause Event”), then for the duration of the Qualifying Special Cause Event, the impacted party will be paid by the other party and/or receive an offset, as appropriate, of the out of pocket costs paid by such party in connection therewith to the extent arising out of such Qualifying Special Cause Event.

ARTICLE IV

SYLVAMO MILL WOODYARD OPERATIONS

Section 4.1 Woodyards. Sylvamo shall make commercially reasonable efforts to operate its Transferred Mill woodyard receiving facilities at the Transferred Mills in accordance with the current schedule at time of Closing, with any changes to be mutually agreed upon with the supporting IP Fiber Supply Manager whose agreement shall not be unreasonably withheld, conditioned or delayed.

Section 4.2 Scales. IP shall maintain Sylvamo’s scales (which shall include calibration) at the Supporting Facilities in a good and workmanlike manner and in accordance with the manufacturers’ specifications such that they are capable of performing all necessary functions and conform to all legal requirements. Sylvamo shall maintain its scales (which shall include calibration) at the Transferred Mills in a good and workmanlike manner and in accordance with the manufacturers’ specifications such that they are capable of performing all necessary functions and conform to all legal requirements. IP is responsible for the computer systems, software and associated applications for the scales at both the Supporting Facilities and Transferred Mills. Absent fraud or demonstrable error, the weight shown on any scale ticket will be final and binding upon both parties for all purposes. IP will be the party of record for all fiber scale transaction documents such as scale tickets. IP shall provide scale data for fiber and commodities traffic to support Sylvamo’s financial accounting processes. IP and Sylvamo will mutually agree on the form and frequency of the data to be provided, which shall be based on historical practice and scale system capabilities. Sylvamo will be the party of record for all commodities scale transaction documents.

Section 4.3 Weighing and Unloading Subject to IP’s obligations in Section 3.3, Sylvamo shall use commercially reasonable efforts to provide for the prompt weighing and unloading of Products delivered to the Transferred Mills. Both parties agree to jointly monitor and manage truck turnaround time and take necessary action to, at a minimum, maintain historical performance. Notwithstanding the foregoing, rail cars are not weighed and a volume determination is based on weight factors mutually agreed to with the Product supplier.

ARTICLE V

TITLE AND RISK OF LOSS

Title to all Products shall pass to Sylvamo upon the first weighing of the vehicles containing such Product at the scales at the Transferred Mills. All risk of loss or damage to Products prior to said Products arriving at a Transferred Mill shall fall upon IP. IP expressly warrants that title to Products will pass to Sylvamo free and clear of all liens, claims, security interests or encumbrances.

ARTICLE VI

TRANSITION AT END OF TERM

Section 6.1 Termination Assistance Services. The parties agree that IP will cooperate with Sylvamo and its Affiliates to assist in the orderly transfer of the IP Procurement Services (the “Termination Assistance Services”) to Sylvamo or its designee commencing up to one (1) year prior to termination or expiration. The Termination Assistance Services shall include, to the extent reasonably requested by Sylvamo: (a) for a period of up to six (6) months following termination of this Agreement prior to the end of the Term, continued performance by IP of its obligations under this Agreement, including delivery of Products and performance of the IP Procurement Services, in accordance with the terms of the Agreement (the “Continuation Services”); and (b) providing Sylvamo and its Affiliates participating in the transition activities, with reasonable access to the business processes, materials, equipment, software and other resources (including human resources) used by IP to deliver the IP Procurement Services, as reasonably necessary to support the transition of the relevant services from IP to performance by Sylvamo and its Affiliates of functions to replace the IP Procurement Services. IP shall not be required to provide the Termination Assistance Services in accordance with this Section 6.1 in the event of termination by IP due to Sylvamo’s material breach unless (1) Sylvamo pays IP for the Termination Assistance Services in accordance with Section 6.2 and (2) if such termination is due to a failure of Sylvamo to pay undisputed amounts, Sylvamo first cures such payment default. Neither the Term nor applicable Service Agreement Term shall be deemed to have expired or terminated until the Termination Assistance Services thereunder are completed.

Section 6.2 Charges for Termination Assistance Services. The charges with respect to the Continuation Services shall be the charges contemplated by this Agreement for the Products and the IP Procurement Services. The Termination Assistance Services (other than the Continuation Services) provided during the Term of this Agreement shall be provided as a part of the Monthly Procurement cost as set forth in this Agreement. Any Termination Assistance Services provided after the Term of this Agreement and/or any Continuation Services shall be provided at a cost agreed to by the parties consistent with level of services that are being provided at that time by IP.

Section 6.3 Transfer of Fiber Procurement Business. Upon expiration or termination of this Agreement or the later completion of the Continuation Services (such date, the “Transfer Date”), Sylvamo shall: (a) begin to directly purchase the Products and perform IP Procurement Services covered by this Agreement and associated with the Transferred Mills including assuming all contracts and commitments made by IP on Sylvamo’s behalf in accordance with this Agreement (except to the extent such purchasing is provided by IP as a Termination Assistance Service); and (b) purchase from IP (and IP shall sell to Sylvamo) all of the usable Inventory at the Supporting Facilities on the Transfer Date (the “Transferred Product Inventory”) at IP’s actual out-of-pocket cost. Sylvamo shall have the right to do a physical inventory to confirm the Transferred Product Inventory. In addition, the parties shall comply with the provisions of Exhibit D (Transition Provisions) with respect to assets, employees and other matters.

Section 6.4 Transfer of Fiber Procurement Employees. Upon the Transfer Date, the then current Wood Employees shall be transferred to Sylvamo as Transferred Employees under the Employee Matters Agreement, provided that for purposes of this Agreement, in the applicable provisions of the Transaction Agreement, specific terms will be modified as follows: “Sylvamo” will replace “SpinCo,” “Transfer Date” will replace “Interim Transfer Date” and “September 1, 2021,” and “Wood Employee” will replace “Business Employee.”

Section 6.5 Title to Assets. If IP purchases or acquires assets during the Term for use in connection with the Wood Procurement Services, and Sylvamo reimburses IP for the costs associated with such acquisition of assets then: (1) IP hereby conveys title to such assets to Sylvamo free and clear of all liens and encumbrances effective as of the time of such reimbursement; and (2) such assets shall be deemed leased to IP under the terms of the applicable Facilities Lease Agreement.

ARTICLE VII

QUANTITIES

Section 7.1 Inventory Targets. On or before October 1st of each year, the parties will mutually agree on annual Inventory targets/plans for the upcoming calendar year for the Transferred Mills. This Inventory plan will include targets/plans for the Transferred Mills, as well as the Supporting Facilities and third party yards holding IP-owned Inventory for the Transferred Mills (“Third Party Yards”). The parties intend that these annual Inventory targets/plans will only deviate significantly from current target levels upon mutual written agreement.

Section 7.2 Estimated Quantities. On or before July 1st of each year, Sylvamo shall provide IP with a non-binding (yet best estimate after commercially reasonable analysis) annual plan of volume amounts of Products for the upcoming calendar year at the Transferred Mills. Such amounts shall be provided by month for each species on a chip equivalent basis. IP and the Transferred Mill will collaborate on the chip versus roundwood mix, subject to the limitations of the Transferred Mills and their equipment. Also to be included is the monthly amounts for Certified Products.

Section 7.3 Deliveries of Products. Subject to the obligations set forth in Article XI herein and any unforeseen events beyond the reasonable control of IP, IP shall endeavor to deliver the Products required each month in uniform weekly amounts or as otherwise agreed to by both parties.

Section 7.4 Physical Inventories. IP shall take and report to Sylvamo by location an estimate of the physical inventory on a weekly basis at the Transferred Mills, Supporting Facilities and Third Party Yards (“Physical Inventories”). Sylvamo shall provide IP with reasonably necessary consumption numbers both past and forecasted. Sylvamo shall have the right to audit the Physical Inventories on giving at least five (5) Business Days prior written notice to IP.

ARTICLE VIII

AUDIT/VERIFICATION

Section 8.1 Audit/Verification. Sylvamo is entitled, on giving at least fifteen (15) Business Days prior written notice to IP, no more than one time per calendar year during the Term and only during IP’s normal business hours, to have a reputable, independent certified public accounting firm reasonably acceptable to IP (the “Auditor”) audit:

(a) the Product purchasing transaction / contract details of IP for the Area Mills and Third Party Yards supporting Area Mills. Product purchasing/transaction contract details for the Client Mills are subject to confidentiality;

(b) IP’s maintenance practices and spend at Supporting Facilities;

(c) amounts charged to Sylvamo for IP Procurement Services and Products.

Section 8.2 Auditor Non-disclosure Agreement. Prior to any such audit, the Auditor must sign a non-disclosure agreement with IP substantially having the same terms as those set out in Section 15.1 below and the results of the audit and all information reviewed during such audit will be deemed IP’s Confidential Information.

Section 8.3 Auditing Rules. Any audit shall be conducted in accordance with generally accepted auditing standards and according to IP’s reasonable and customary office policies and procedures. Each such audit shall be completed within ten (10) consecutive Business Days and, in no event, shall any audit under this paragraph commence during the last two (2) weeks of any calendar quarter. Further, IP shall have the right to have a representative present at any such audit.

Section 8.4 Auditing Costs. If an audit reveals that errors have been made in connection with the amounts charged hereunder, then the parties will work together to correct the error and any overpayments revealed by the audit will be promptly paid by IP and any underpayments revealed will be promptly paid by Sylvamo. Each party shall bear its own costs and expenses related to any audit.

ARTICLE IX

TERMS OF PAYMENT

Section 9.1 Sale of Products. On Thursday of each week no later than 12:00 PM Central, IP will deliver to Sylvamo an invoice for the Products delivered during the preceding week which invoice shall include, or be accompanied by, a statement showing the scale ticket numbers, the date of delivery, and the total Delivered Base Price (a “Product Invoice”).

Section 9.2 IP Procurement Services. On the 10th day of each month (or the next Business Day following such date, if such date is not a Business Day), IP will deliver to Sylvamo an invoice for the Monthly Procurement Fee for the preceding month which invoice shall include a detailed breakdown of the costs (a “Service Invoice”).

Section 9.3 Payment. Sylvamo shall initiate payment via Automatic Clearing House (“ACH”) of undisputed amounts on each such Product Invoice within one (1) day after Sylvamo’s receipt thereof (or the next Business Day following such date, if such date is not a Business Day); provided that Sylvamo receives such invoice prior to noon. Sylvamo shall initiate payment via ACH undisputed amounts on each such Service Invoice within ten (10) days after Sylvamo’s receipt thereof (or the next Business Day following such date, if such date is not a Business Day). Notwithstanding anything herein to the contrary, Sylvamo shall not be responsible for any payment-related breach or default for so long as IP is managing payment-related matters under the Transition Services Agreement (as defined in the Transaction Agreement).

Section 9.4 Sylvamo shall have no liability for and no further refund or compensation for any expense, cost or fee borne by IP other than the Monthly Procurement Fee and the Delivered Base Price, except to the extent contemplated by this Agreement upon the occurrence of a Qualifying Special Cause Event.

Section 9.5 All payments to be made under this Agreement shall be made on the due date by ACH.

Section 9.6 Without prejudice to IP’s other rights and remedies, in the event any sum due (other than those subject to dispute in good faith) to IP pursuant to the terms of this Agreement remains unpaid ten (10) Business Days after the applicable due date, interest shall accrue daily, from the due date until the date of actual payment, at an annual interest rate equal to 12%.

Section 9.7 Sylvamo may dispute in good faith amounts charged to Sylvamo hereunder. The parties shall meet in good faith to discuss such charges following delivery of such notice for a reasonable period of time. If the parties are unsuccessful, either party may consider such item a Dispute and initiate the dispute resolution procedures set forth in Section 15.11.

ARTICLE X

TRANSPARENCY AND MEETINGS

Section 10.1 IP shall deliver or make available to Sylvamo all reasonably requested information with respect to the purchase, freight and other transactions made on behalf of the Transferred Mills, Supporting Facilities and the Third Party Yards (which information, for avoidance of doubt, will be subject to the confidentiality obligations set forth herein). Upon Sylvamo’s reasonable request, IP shall provide Sylvamo reasonable access to the facilities, assets, employees and information used by IP (or generated by IP) in connection with providing the Products and performing the IP Procurement Services. Sylvamo will provide IP’s Wood Employees with full ingress and egress to the Transferred Mills woodyards, scale houses, and other parts of the Transferred Mills as reasonably required in the normal course of business.

Section 10.2 IP’s Product procurement teams will continue their normal interaction with mill teams at the Transferred Mills through the current Joint Team process consisting of monthly meetings with the mill manager, pulp mill manager and woodyard manager and others mill leaders as required. In addition, meetings will be scheduled periodically as requested by either party between IP and Sylvamo Product procurement management to review progress and discuss future plans.

ARTICLE XI

SUPPLY SECURITY

Section 11.1 IP shall endeavor to maintain Adequate Supply at the Transferred Mills and Supporting Facilities in accordance with the Inventory Targets mutually agreed upon per Section 7.1. For purposes of this Agreement, “Adequate Supply” shall mean Inventory levels sufficient to ensure supply security for Sylvamo and to protect against any slow down or shut down of Sylvamo’s operations at the Transferred Mills. As Inventory levels decrease and become more critical, IP and Sylvamo shall increase communications and collaboration in order to ensure supply security. Specifically, if Inventory levels for any specific category of Product decrease to sixty-six percent (66%) of the target Inventory level, IP and Sylvamo will meet, review options and agree on actions to mitigate the chances of failure of supply. At forty percent (40%) of the target Inventory level, without limiting any other rights hereunder, Sylvamo shall have the right to approve all contingency sourcing procedures that the parties have discussed and determined will ensure supply security, or Sylvamo may request that IP take certain actions necessary to ensure the supply security, which such request IP cannot unreasonably reject, withhold, condition, or delay. In the event that wood supply across a Transferred Mill and its applicable Area Mills is insufficient to satisfy the combined demand, IP agrees to allocate the available fiber proportional to demand, across the Transferred Mill and its applicable Area Mills, to the extent practical, so that Sylvamo and the Transferred Mill is neither advantaged or disadvantaged relative to an Area Mill.

Section 11.2 Should Inventory levels for a Product increase such that they are more than twenty percent (20%) above the Inventory targets set jointly by the parties in Section 7.1 herein (“Maximum Inventory”), the parties shall discuss in good faith mitigation strategies and sourcing adjustments if it is mutually determined to be necessary, and IP shall use commercially reasonable efforts to undertake such mitigation strategies and sourcing adjustments.

ARTICLE XII

CERTIFICATION

Section 12.1 IP will use commercially reasonable efforts to provide adequate volume of the certified fiber listed below (“Certified Products”) to meet Sylvamo’s demand for Certified Products at the Transferred Mills. IP will maintain the certification of Products to the following standards: FSC chain of custody, FSC controlled wood, SFI chain of custody, and SFI certified sourcing. A summary of Certified Products Volumes will be provided to Sylvamo on a monthly basis for Chain of Custody certification purposes. Volumes provided will carry one of the following claims: SFI 100% Certified Forest Content, PEFC 100% certified, or FSC 100%. Monthly, Sylvamo will provide IP with a 12-month certification forecast. Upon request, IP agrees to provide Sylvamo with species information (including the scientific name of the tree species sourced on behalf of Sylvamo) and state and county level sourcing records, and reasonably cooperate in the participation of audits and customer visits in the ordinary course of business.

Section 12.2 Cost for the Certified Products. All costs associated with Certified Products for the Transferred Mills (including but not limited to landowner premiums, audit expenses, and fees to certifying agencies) shall be paid by IP and charged back to Sylvamo as part of the Monthly Procurement Fees (net of any FSC credits). Both parties recognize that any material change to Sylvamo’s demand signal for Certified Product will require time and potential additional cost for IP to build additional Certified Product capacity.

Notwithstanding the foregoing, in the event that there is a significant change to any of the standards listed above and IP reasonably determines that certification is no longer viable, practical, or cost effective, then the parties will work together to reach a mutually agreeable solution.

ARTICLE XIII

INDEMNIFICATION, LIMITATION OF LIABILITY AND FORCE MAJEURE

Section 13.1 IP’s Indemnification. IP shall indemnify, defend, protect and hold harmless Sylvamo, its employees, agents, servants, successors and assigns from and against any and all Losses arising out of: (i) IP’s or its subcontractors’ performance of its obligations hereunder or failure to perform such obligations, including, but not limited to its obligations set forth in Section 11.1 herein, (ii) employment of the Wood Employees by IP (including any: (w) co-employer related claims; (x) federal state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws; (y) claims relating to the failure of IP to secure healthcare coverage under the Affordable Healthcare Act and any resulting penalties); and (z) workers’ compensation claims; or (iii) death or bodily injury or loss of or damage to real or tangible personal property resulting from the Products or IP’s or its subcontractors’ negligent acts or omissions.

IP shall also indemnify, defend, protect and hold harmless Sylvamo, its employees, agents, servants, successors and assigns from all Losses arising out of infringement or claim of infringement of any patent rights, trademark, tradename or copyright based on the sale, purchase or use of the items covered by this Agreement. IP further agrees without in any way limiting any other remedies Sylvamo, its successors and assigns might have against IP, that in the event of any such claim, and if required by Sylvamo, IP shall at its expense and at no cost to Sylvamo do one of the following:

1. Procure for Sylvamo the right of license to use and continue to use said items; or

2. Replace said items with non-infringing items and/or services of like or superior kind, productivity, efficiency, quality and value; or

3. Modify said items so as to become non-infringing. Should the items or services be modified, as provided herein, such modification shall not reduce the usefulness or productivity of same.

Section 13.2 Sylvamo’s Indemnification. Sylvamo shall indemnify, defend, protect and hold harmless IP, its employees, agents, servants, successors and assigns from and against any and all Losses arising out of: (i) Sylvamo’s, or its subcontractors’, performance of its, or their, obligations hereunder or failure to perform such obligations; or (ii) death or bodily injury or loss of or damage to real or tangible personal property resulting from Sylvamo’s or its subcontractors’ negligent acts or omissions.

Section 13.3 Limitation of Liability. Except to the Losses pursuant to Section 13.1 or 13.2 or otherwise expressly contemplated hereby, neither party shall be liable to the other party for any punitive, exemplary, multiplied, special, indirect or consequential damages arising under or as a result of this Agreement (or the termination hereof).

Section 13.4 Occurrence of a Force Majeure Event. Upon the occurrence of an event of Force Majeure, if any party desires to invoke such Force Majeure Event as the reason for such party’s failure to perform any obligation hereunder, it shall promptly inform the other party of the occurrence of such event of Force Majeure and comply with the other provisions of this Section. No liability shall be borne by such party for any nonfulfillment or delay in the fulfilment of the undertakings arising out of this Agreement due to the event of Force Majeure for the entire period for which the event of Force Majeure will exist. The Force Majeure Event will postpone any terms for the fulfillments of the obligations of the parties for a period equal to the duration of the Force Majeure Event date. If, due to a Force Majeure Event, IP should be unable to meet its obligations hereunder as they become due, IP shall not discriminate against Sylvamo in favor of any other customers or in favor of any of other IP Mills.

Section 13.5 The term “Force Majeure” shall mean acts of God, unusual weather conditions, third-party strikes, lockouts or other industrial disturbances, acts of the public enemy, war, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, arrests and restraints of governments and people, civil disturbances, explosions, and casualty or condemnation not caused by IP. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the person affected, and the above requirement that any Force Majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts when such course is inadvisable in the discretion of the person affected thereby.

ARTICLE XIV

SAFETY

Section 14.1 While on Sylvamo property, IP personnel, its subcontractors and agents are obligated to comply with all Sylvamo site-specific safety protocols as well as all applicable local, state, and federal safety laws and regulations, including, but not limited to the Occupational Safety and Health Act of 1970 and its amendments and regulations, as well as those set forth by the OSHA Hazard Communications Standard. IP personnel, its subcontractors and agents will participate as required in Sylvamo safety training, awareness, and other such programs and initiatives to promote a safe work environment. Sylvamo agrees to maintain and support all current safety infrastructure and protocols for protection of truck drivers and other authorized IP personnel including: safe load protocols, chip van untarping ladders, driver unloading shelters, unbinding racks, crush zones at scales, truck weight compliance, unloading procedure for unsafe loads. Sylvamo will promptly notify IP of any observed violation by drivers or IP personnel. Any disciplinary action of a driver resulting from noncompliance of a safety requirement will be at the sole discretion of IP. Sylvamo and IP agree to collaborate on adjustments and changes to safety practices and protocols relating to delivery of the Products and the performance of the IP Procurement Services. IP is solely responsible for the safety of IP’s employees and the means and methods employed by its employees in performing the services contemplated herein.

Section 14.2 In the event an employee of IP or one of its subcontractors is injured while on Sylvamo premises, or if Sylvamo learns of an injury or safety incident at the Transferred Mills that is not caused by IP or one of its subcontractors, but that could have an impact on IP’s supply chain operations, or impact driver or fiber supply employee safety, the parties shall notify each other upon learning of the incident regarding the time, nature, and severity of the injury and determine whether a joint investigation is desired. If so, the parties: (i) will reasonably cooperate and assist one another; (ii) at its own cost and expense cause to be performed an investigation into the “root cause” of the injury or safety incident by a competent investigator; and (iii) will provide the other party with a copy of the investigation report. The report shall include an explanation of causation of the incident and the steps IP, or Sylvamo, or its contractors, or subcontractors is taking to avoid a similar incident from occurring, or the steps that IP, or Sylvamo, or its contractors, or subcontractors should take to avoid the same. In addition to the above, if an employee of IP, or Sylvamo, or one of its contractors, or subcontractors experiences a “near miss” that could have resulted in serious injury while on Sylvamo’s premises, the parties shall investigate the incident and report its findings and the steps that IP or Sylvamo will take or should take to avoid a repeat incident.

ARTICLE XV

GENERAL PROVISIONS

Section 15.1 Confidentiality. Each party (the “Receiving Party”) may have access to information (in any form) that relates to the other party’s (the “Disclosing Party”) past, present, and future business operations, clients, members, employees and other nonpublic information which is identified by the Disclosing Party or its Affiliates as confidential (“Confidential Information”); provided, that Confidential Information relating to the Transferred Business prior to or after the Closing shall be property of Sylvamo. Confidential Information includes, but is not limited to, proprietary information and trade secrets of the Disclosing Party, including data, customer lists, products, business plans, marketing plans, financial information, wood costs at surrounding IP mills, research and research tools, algorithms, studies, reports, designs, drawings, drafts, computer models, manuscripts, specifications, software and coding. IP shall restrict Confidential Information of Sylvamo to only those individuals who need to know such information in connection with performing their obligations hereunder. The Receiving Party shall maintain the Confidential Information in strict confidence and shall not disclose such information to any third party, unless and only to the extent required by law. Should the Receiving Party be required to disclose Confidential Information pursuant to an order of a court or governmental authority of competent jurisdiction, or if disclosure is necessary to comply with applicable governmental laws or regulations or rules or orders, the Receiving Party may, after giving prompt notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy (unless such notice is prohibited by law), disclose without liability the minimum amount of Confidential Information necessary for compliance. Confidential Information does not include information (including ideas, concepts, know-how, techniques, and methodologies): (i) previously known to the Receiving Party without an obligation not to disclose such information; (ii) independently developed by or for the Receiving Party without use of the information; (iii) acquired by the Receiving Party from a third party which was not, to the Receiving Party’s knowledge, under an obligation not to disclose such information; or (iv) which is or becomes publicly available through no breach of this Agreement.

Section 15.2 Cooperation. The parties shall act in good faith and shall cooperate with respect to the performance of their obligations under this Agreement. Each party shall cooperate with the other in the making of any calculations or determinations provided in this Agreement and shall make available for inspection (subject to reasonable notice and reasonable confidentiality requirements) upon request all books and records reasonably required to substantiate any such calculations or determinations.

Section 15.3 Notices. All notices and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only: (i) when delivered personally to the recipient; (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); provided that confirmation of delivery is received; (iii) when sent if sent by e-mail transmission; or (iv) five (5) days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the parties at the following addresses (or at such address for a party as will be specified by like notice):

(d)	if to IP, to:

International Paper Company

6400 Poplar Avenue

Memphis, TN 38197

Attention: Vice President - Fiber Supply

With a copy to:

International Paper Company

1740 International Drive

Tower IV, 9-039

Memphis, TN 38197

Attn: Kevin J. Havens

901-419-1935

Kevin.Havens@ipaper.com

(e)	if to Sylvamo, to:

Sylvamo North America, LLC

6400 Poplar Ave

Tower 1, 9th Floor

Memphis, TN 38197

Attn: General Counsel

Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 15.4 Counterparts; Delivery by Electronic Transmission. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signature pages may be executed via “wet” signature or electronic mark, and the executed signature pages may be delivered using pdf or similar file type transmitted via electronic mail, cloud based server, or e-signature technology or other similar electronic means.

Section 15.5 Independent Contractor. IP agrees that in the performance of this Agreement, IP shall act as an independent contractor and all of its agents, and employees, and agents and employees of its subcontractors, shall be subject solely to the control, supervision and authority of IP. The parties specifically acknowledge that they are not, and this Agreement is not intended to and shall not be construed to make them, affiliates of one another and that no principal and agent, joint venture, partnership or similar relationship, or any other relationship, that imposes or implies any fiduciary duty, including any duty of care or duty of loyalty exists between the parties. Except as expressly set forth herein, no party has the authority to, and each party agrees that it shall not, directly or indirectly contract any obligations of any kind in the name of or chargeable against the other party without such other party’s prior written consent.

Section 15.6 Compliance with Law. Sylvamo represents and warrants that it is a government contractor and an EEO/AA employer. IP, unless exempt from any of the requirements set out below pursuant to the rules and regulations published at 41 C.F.R. Sec.60-1.5, 41 C.F.R. Sec. 60-250.3, and Sec. 60-741-4, represents and warrants that it is an EEO/AA employer and that it shall comply with Executive Orders 11246 and 11375; the Rehabilitation Act of 1973, as amended; the Vietnam Era Readjustment Act of 1974; and all other related applicable regulations. Accordingly, the mandatory clauses required under those laws, being set forth in 41 CFR 60-1, et seq.; 41 CFR 60-250.5, et seq.; 41 CFR 60-250.4, et seq.; 41 CFR 60-741.4(a); 41 CFR 60-741.40; and 41 CFR 60-741.5 are incorporated herein by reference.

IP: (1) is required to meet the filing requirements of 41 CFR 60-1.7(a) and 41 CFR 61-250.11, if applicable; (2) hereby certifies that it currently observes and will hereafter observe all requirements pertaining to non-segregated facilities set out in 41 CFR 60-1.8(b); (3) will list all suitable employment openings with the appropriate state employment service pursuant to 41 CFR 60-250.5(d); and (4) will make and/or retain all records required by state and federal laws.

IP currently observes and will continue to observe the requirements of the Drug-Free Workplace Act of 1988. IP will also comply with all provisions of the OSHA Hazard Communication Standard (20) CFR 1910.1200, et seq.) including IP’s obligation to furnish any applicable material safety data sheets, together with appropriate labels and employee training and instruction materials.

IP will comply with requirements of the Fair Labor Standards Act of 1938, as amended, and all applicable United States Department of Labor Regulations promulgated thereunder or otherwise dealing with wages and hours of work, and shall certify at time of delivery said compliance.

IP shall not, under any circumstances, in connection with the work to be performed hereunder, cause or permit the discharge, emission, release, storage, disposal or transportation of any pollutant, hazardous contaminant, toxic or other substance in amounts that would be in violation of any applicable laws, rules or regulations which are now or hereafter promulgated by Federal, state, or local authorities.

IP further agrees to comply with any and all applicable laws not specifically referenced herein.

Section 15.7 Insurance. IP shall ensure that it has procured and will maintain insurance with terms as required by Sylvamo. Sylvamo’s insurance requirements are attached hereto as Exhibit E. IP’s suppliers are required, and do, carry insurance with ratings and at levels appropriate for IP.

Section 15.8 Entire Agreement. This Agreement and the Exhibits hereto shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any conflict or inconsistency between the body of this Agreement and any Exhibit to this Agreement, the terms of the body of this Agreement shall control, unless the Exhibit specifically overrides the applicable provision of the body of the Agreement.

Section 15.9 Assignment. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any purported assignment without such consent shall be null and void; provided that either party may, by written notice, assign any and all of its rights and obligations under this Agreement to an Affiliate (but no such assignment shall relieve such party of any of its duties or obligations hereunder). This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, the parties acknowledge and agree that this Agreement is intended for the use and benefit of Sylvamo and as such, this Agreement will remain with Sylvamo after the closing of the transaction that is the subject of the Transaction Agreement and the change in control shall not constitute an assignment and shall not require the consent of any party to this Agreement.

Section 15.10 Governing Law and Venue. This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement (and all Exhibits hereto) shall be governed by, and construed in accordance with, the Laws of Tennessee, without giving effect to any choice of law or conflict of law rules or provisions. The parties agree that the exclusive venue of any proceeding that arises under this Agreement shall be Shelby County, Tennessee.

Section 15.11 Dispute Resolution Process. In the event of a breach or default under this Agreement or other such disputes or issues as specified in this Agreement (a “Dispute”), either party may notify the other of the existence of such Dispute. Upon receipt of the other party of such notice, IP and Sylvamo shall negotiate in good faith to promptly resolve the Dispute within the following fifteen (15) days following receipt. If IP and Sylvamo are unable to resolve such Dispute within such fifteen (15) day period, then, at the written request of either such party (the “Dispute Resolution Request”), the Dispute shall be escalated to Senior Management of each company for discussion and negotiation. In the event Senior Management is unable to resolve the Dispute within thirty (30) days after delivery of the Dispute Resolution Request, thereafter either IP or Sylvamo may, at its option, provide notice of its intent to arbitrate the Dispute. Upon receipt of such notice, the parties shall submit the Dispute to final, binding arbitration. Each party will pick an arbitrator with reasonable experience in the relevant subject matter of the Dispute and such arbitrators will pick a third arbitrator to form a panel of three. IP and Sylvamo agree to utilize the rules of the American Arbitration Association. Decisions of the panel must be in writing and will be final and binding upon the parties. The parties will submit to the panel a written notice which shall designate the issues to be arbitrated, such party’s proposed resolution of such issues and the maximum amount of damages, if any, sought by the party; the panel shall permit each party to conduct reasonable discovery as promptly and expeditiously as possible which shall be limited to requests for production of documents and examination upon deposition; the parties shall submit information, evidence, testimony that such party desires and any materials such party wishes to submit supporting of its position. Notwithstanding the foregoing, either party may apply to a court of competent jurisdiction for interim, provisional, and/or emergency relief, and any such request: (1) shall not eliminate the obligation of the parties to resolve Disputes in accordance with the foregoing dispute resolution procedures; and (2) shall not be deemed incompatible with the foregoing dispute resolution procedures. Except where prevented from doing so by the matter in Dispute, IP agrees to continue performing its obligations under the Agreement while any good faith Dispute is being resolved unless and until such obligations are terminated by the termination or expiration of the Agreement.

Section 15.12 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties hereto that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable to the maximum extent permitted while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the original intent of the parties hereto.

Section 15.13 Headings. The headings and captions of the Articles and Sections used in this Agreement and the table of contents to this Agreement are for reference and convenience purposes of the parties hereto only, and will be given no substantive or interpretive effect whatsoever.

Section 15.14 Amendment. This Agreement may be amended by the parties hereto at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 15.15 Specific Performance. In the event of any default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity. The parties hereto agree that the remedies at law for any breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

In WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

INTERNATIONAL PAPER COMPANY

By:	/s/ Lee Alexander
Name: Lee Alexander
Title: VP Global Fiber Supply

SYLVAMO NORTH AMERICA LLC

By:	/s/ Patrick Wilczynski
Name: Patrick Wilczynski
Title: SVP, Operational Excellence

Exhibit A – Example Calculations of Delivered Base Price and Monthly Procurement Fee

EXHIBIT B

PRODUCT TERMS

Exhibit C – Intentionally Omitted

Exhibit D – Transition Provisions

Exhibit E – Sylvamo Insurance Requirements

Exhibit F – Wood Employees Organizational Chart